Exhibit 4.4

DEAN HELLER
Secretary of State
204 North Carson Street Suite 1
Carson City, Nervada 89701-4289
(775) 684-5708	Filed in the office of	Document Number
Website: secretaryofstate.biz		20050111397-59
	/s/ Dean Heller	Filing Date and Time
04/07/2005 2:35 PM
Dean Heller
Certificate of Amendment	Secretary of State	Entity Number
(PURSUANT TO NRS 78.385 and 78.390)	State of Nevada	C22727-1997

Important: Read attached instructions before completing form	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of corporation:
WORLDTEQ GROUP INTERNATIONAL INC.

2.  The articles have been amended as follows (provide article numbers, if available):

Article I of this Company’s Articles of Incorporation is amended in its entirety to read as follows: The name of the corporation is “China [illegible] Inc.”

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 21,535,839 [illegible] 50,142

4.  Effective date of filing (optional):
(must not be later than 80 days after the certificate is filed)

5. Officer Signature (required):	/s/ [illegible]

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This filing must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State
[illegible]